Exhibit 99.1

MIDDLESEX WATER ANNOUNCES

FIRST QUARTER 2024 RESULTS

HIGHLIGHTS

•	First Quarter 2024 Net Income was $10.7 million, as compared to $5.9 million in 2023, an increase of 82.1%
•	First Quarter 2024 Diluted Earnings Per Share were $0.59, as compared to $0.33 in 2023, an increase of 78.8%
•	First Quarter 2024 Revenues were $40.5 million, as compared to $38.2 million in 2023, an increase of 6.2%
•	2024 Capital Investment Plan Delivery on schedule
•	Dividend of $0.325 per share of common stock payable in June

Iselin, NJ, (May 8, 2024) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported first quarter financial results.

First Quarter 2024 Results

Diluted earnings per share were $0.59 for the three months ended March 31, 2024, compared to $0.33 for the same period in 2023. Net income for the quarter ended March 31, 2024 rose to $10.7 million from $5.9 million during the same period in 2023. Most of the increase is attributable to the recovery of operating and carrying costs associated with the prior period construction and operation of the water treatment facilities at Middlesex’s Park Avenue Wellfield. As part of the New Jersey Board of Public Utilities (NJBPU) approved Middlesex base rate case, which included the impact of the previously disclosed PFOA lawsuit settlement, the NJBPU authorized these operating and carrying costs to be recovered after Middlesex first applied settlement proceeds to the cost of the water treatment facilities at Middlesex’s Park Avenue Wellfield.

Quarterly consolidated operating revenues rose $2.4 million to $40.5 million compared to the same period in 2023. Revenues in our Middlesex System increased $1.6 million due to the NJBPU approved base rate increase which took effect March 1, 2024, and higher commercial and industrial customer billings. In our Delaware system, revenues increased $0.8 million due to increased customer connections and heightened customer demand.

Operation and maintenance expenses for the first quarter of 2024 increased $0.2 million from the same period in 2023. The increase was largely related to an enhanced water treatment process at the Company’s Park Avenue Plant, increased labor costs, and outside professional support services costs. These costs were offset by the cost recovery described above.

Middlesex President and Chief Executive Officer Nadine Leslie said, “We continue to focus on our strategy: infrastructure investments, growth, training, technology to improve service quality and reliability, protect the safety of our employees and customers, enhance efficiencies in our business processes and deliver to our shareholders’ expectations. Our successful New Jersey rate filing, which took effect March 1 in our Middlesex system, provides for recovery of numerous investments made to ensure delivering water services that meets state and federal regulations,” added Ms. Leslie.

Board Declares Dividend

We previously announced that our Board of Directors declared a quarterly cash dividend of $0.325 per common share payable on June 3, 2024, to shareholders of record as of May 15, 2024. Middlesex has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for fifty-one consecutive years.

Virtual Annual Meeting Announced

Middlesex Water will be holding its Annual Meeting virtually online on Tuesday, May 21, 2024, at 11:00 a.m. EDT. Shareholders may obtain instructions to access the meeting by visiting www.virtualshareholdermeeting.com/MSEX2024 and entering the 16-digit control number listed on their Notice of Internet Availability of Proxy Materials or proxy card.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ: MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available at https://shareholder.broadridge.com/middlesexwater/

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2024	2023

Operating Revenues	$40,524	$38,156

Operating Expenses:
Operations and Maintenance	20,465	20,257
Depreciation	5,396	5,986
Other Taxes	4,798	4,423

Total Operating Expenses	30,659	30,666

Operating Income	9,865	7,490

Other Income (Expense):
Allowance for Funds Used During Construction	176	813
Other Income (Expense), net	5,189	898

Total Other Income, net	5,365	1,711

Interest Charges	3,269	2,595

Income before Income Taxes	11,961	6,606

Income Taxes	1,279	738

Net Income	10,682	5,868

Preferred Stock Dividend Requirements	30	30

Earnings Applicable to Common Stock	$10,652	$5,838

Earnings per share of Common Stock:
Basic	$0.60	$0.33
Diluted	$0.59	$0.33

Average Number of Common Shares Outstanding:
Basic	17,819	17,652
Diluted	17,934	17,767